Delek US Holdings Reports Fourth Quarter and Full Year 2015 Results

•	Reported adjusted results of $(0.07) per basic share in the fourth quarter 2015

•	2016 Capital expenditures expected to decline to $89 million from $219 million in 2015 following completion of large investment cycle in refining

•	Up to $130 million cash expected in the first half of 2016 from tax related credits and business interruption proceeds

BRENTWOOD, Tenn.-- February 25, 2016 (BUSINESS WIRE)-- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its fourth quarter ended December 31, 2015. Delek US reported a fourth quarter net loss of $(31.5) million, or $(0.51) per basic share, versus net income of $37.5 million, or $0.64 per diluted share, for the quarter ended December 31, 2014. On an adjusted basis Delek US reported a net loss of $(4.3) million, or $(0.07) per basic share for the quarter ended December 31, 2015, compared to net income of $70.1 million, or $1.20 per diluted share on an adjusted basis in the prior year period. Reconciliations of GAAP earnings to adjusted earnings are included in the financial tables attached to this release.

On a year-over-year basis, results in the fourth quarter 2015 benefited from a higher WTI Gulf Coast 5-3-2 crack spread and higher sales volume in refining. These benefits were more than offset by a $5.82 per barrel decline in the Midland WTI to Cushing WTI discount compared to the fourth quarter 2014 and lower realized hedging gains of $13.3 million compared to $42.7 million in the prior year period. Also, the prior year results benefited from local market netbacks that did not decline as quickly as Gulf Coast indexes, which was a market factor not present during the fourth quarter 2015. Results in the fourth quarter 2015 were negatively affected by approximately $7.9 million, or $0.08 per basic share after tax, of other inventory charges, excluding lower of cost or market, related to changes in prices during the period in the refining segment. In the fourth quarter 2014, reported results included an other inventory benefit of $8.8 million, or $0.10 per diluted share after tax.

For the full year 2015, Delek US reported net income of $19.4 million, or $0.32 per diluted share, compared to net income of $198.6 million, or $3.35 per diluted share in 2014. On an adjusted basis, net income was $60.4 million, or $0.98 per diluted share in 2015, compared to net income of $211.6 million, or $3.57 per diluted share in 2014. Included in the results for 2015 was approximately $50.8 million, or $0.54 per diluted share after tax, of other inventory charges, excluding lower of cost or market, related to changes in prices during the period in the refining segment. In 2014, results included other inventory charges of approximately $47.1 million, or $0.52 per diluted share after tax.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "At the Tyler refinery, we matched operating rates to commercial demand during the fourth quarter 2015 and improved the capture rate sequentially from the third quarter of 2015. In Retail, our operations achieved a record contribution margin of $63.7 million during the year. Our logistics segment continued to make progress on its joint venture crude oil pipeline projects that are expected to be completed in the second half of 2016 and should improve crude sourcing flexibility in our system."

Yemin concluded, "With declining capital expenditure needs in our operations following the completion of a large investment program in refining and no scheduled turnarounds until 2019 and 2020, our free cash flow potential from operations should improve. Our capital expenditures are expected to decline by 59 percent from $219 million in 2015 to approximately $89 million in 2016 as our focus transitions from investment to maintenance. With strong performance from retail, we are evaluating opportunities to unlock its value, which could include a drop down to Delek Logistics. We continue to explore options for our investment in Alon USA to create long term value for our shareholders, as well as evaluating growth opportunities across our business segments."

In the first quarter 2016, Delek US reached a litigation settlement that will result in the receipt of $49.0 million. Approximately $6.4 million of this amount was recognized in the fourth quarter as a reduction in G&A related to legal expenses incurred as part of the litigation. The remaining $42.6 million will be recognized in the first quarter 2016 as business interruption proceeds. This settlement, combined with tax related credits should result in up to $130 million of additional cash, depending on timing of receipt during the first half of 2016.

Regular Quarterly Dividend and Share Repurchase

Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on March 15, 2016 will receive this cash dividend payable on March 29, 2016.

During the fourth quarter 2015, approximately 484,000 shares were repurchased for $13.3 million, or $27.41 per share, under the 2015 share repurchase authorization of $125.0 million, which expired on December 31, 2015. For 2015 approximately 1,444,000 shares were repurchased for $42.2 million, or $29.28 per share. The repurchases in 2015 occurred from August through December.

Our Board of Directors has approved a new share repurchase authorization for $125 million that will expire on December 31, 2016. Shares under the program may be repurchased from time to time in the open market or through privately negotiated transactions, subject to market conditions and other factors.

Liquidity

As of December 31, 2015, Delek US had a cash balance of $302.2 million and total debt of $975.7 million, resulting in net debt of $673.5 million. This compares to $587.4 million of net debt at September 30, 2015. As of December 31, 2015, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $351.6 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $302.2 million in cash and $624.1 million of debt, or a $321.9 million net debt position.

Refining Segment

	Tyler, Texas Refinery		El Dorado, Arkansas Refinery
Operating Highlights	Three Months Ended December 31,		Three Months Ended December 31,
	2015	2014	2015	2014
Contribution Margin, $ in millions	$6.8	$46.2	$(5.4)	$36.4

Crude Throughput, bpd	63,930	58,728	73,578	69,654
Total Throughput, bpd	69,965	69,277	80,794	77,441
Total Sales Volume, bpd	70,867	65,967	80,881	78,599

Refining Margin, $/bbl sold	$5.39	$11.85	$3.01	$8.56
Adjusted Refining Margin, $/bbl sold (1)	$7.42	$14.50	$4.59	$7.41

Direct Operating Expense, $ in millions	$28.3	$25.8	$27.7	$25.4
Direct Operating Expense, $/bbl sold	$4.34	$4.25	$3.73	$3.52
(1) Reconciliations of refining margin and adjusted refining margin are included in the attached tables.

Refining segment contribution margin decreased to $11.3 million from $90.0 million in the fourth quarter 2014. This decline in year-over-year results can be attributed to several factors affecting performance at the refineries. First, the Midland WTI discount to Cushing WTI declined on a year-over-year basis. Second, in the fourth quarter 2014 margins were higher relative to the benchmarks as local market netbacks at Tyler and El Dorado did not decline as quickly as Gulf Coast prices. This market dynamic was not present in the fourth quarter 2015. Third, other inventory charges, excluding lower of cost or market, of $7.9 million in the fourth quarter 2015 reduced margins, compared to an inventory benefit, excluding lower of cost or market, of $8.8 million in the fourth quarter 2014. A slight offset to the factors above was an improvement in the Gulf Coast 5-3-2 crack spread that averaged $8.78 per barrel during the fourth quarter 2015, compared to $6.59 per barrel during fourth quarter 2014.

The Midland WTI crude differential to Cushing WTI declined on a year-over-year basis, averaging a $0.02 per barrel premium in fourth quarter 2015 compared to an average discount of $5.80 per barrel in the fourth quarter 2014. This decline in the Midland differential was partially offset by a crude oil futures market that was in contango of $0.92 per barrel in the fourth quarter 2015, compared to backwardation of $0.71 per barrel in the fourth quarter 2014.

The fourth quarter 2015 included a net hedging loss of $(2.0) million compared to a $59.3 million hedging gain in the prior year period. There was $5.8 million of lower of cost or market valuation charges during the fourth quarter 2015, compared to approximately $68.0 million of lower of cost or market valuation charges in the prior year period.

During the fourth quarter 2015, approximately $18.3 million of income was recognized in the refining segment from a $1 per gallon bio-diesel blenders federal tax credit that was approved in December 2015 on a retroactive basis for calendar 2015. This amount was allocated as follows; $9.3 million to the renewables business, $5.9 million to Tyler and $3.1 million to El Dorado. This tax credit will remain in effect through December 31, 2016 and will be recognized on a ratable basis through the year. During the fourth quarter 2014, approximately $20.0 million was recognized for the $1 per gallon blenders federal tax credit.

A partial offset to the bio-diesel blenders tax credit was increased RINs expense in the fourth quarter 2015. In the fourth quarter 2015, the Environmental Protection Agency announced final renewable blending targets that were higher than the proposed rule published in June. As a result, a true up charge for 2014 and the first nine months of 2015 of approximately $6.3 million was recorded in the fourth quarter 2015. Of this amount, approximately $2.6 million, or $0.40 per barrel, was allocated to Tyler and $3.7 million, or $0.50 per barrel, was allocated to El Dorado in the fourth quarter 2015. These amounts are included in adjusted refining margin per barrel.

In the fourth quarter operating expenses increased at both refineries on a year-over-year basis. The increase at Tyler was primarily due to higher maintenance and employee related expenses. At El Dorado, the increase was primarily due to higher employee related expenses, chemicals and catalyst costs, partially offset by lower utilities.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the fourth quarter 2015 was $26.3 million compared to $29.2 million in the fourth quarter 2014. On a year-over-year basis, results benefited from an increased contribution from the Paline Pipeline and acquisitions by Delek Logistics over the past year, including the El Dorado, Arkansas rail offloading rack and the Tyler, Texas crude oil storage tank purchased on March 31, 2015 from subsidiaries of Delek US. These factors were offset by a lower gross margin per barrel and volume sold in the west Texas wholesale business.

Retail Segment

	Three Months Ended December 31,
Retail Operating Highlights	2015	2014
Contribution margin, $ in millions	$15.2	$22.0
Operating expenses, $ in millions	$34.0	$33.4

Merchandise margin	27.6%	27.5%
Fuel margin, per gallon	$0.172	$0.238

Store count (end of period)	358	365

Retail segment contribution margin decreased year-over-year primarily due to lower fuel margins, partially offset by higher fuel gallons sold and merchandise sales. Fuel gallons sold increased to 114.7 million from 113.6 million in the prior-year period and merchandise sales increased year-over-year to $104.6 million compared to $101.3 million. On a same store sales basis, fuel gallons sold increased 1.5% and merchandise sales increased 4.3% from fourth quarter 2014. At the end of the fourth quarter 2015, there were a total of 67 large-format stores in the portfolio.

Fourth Quarter 2015 Results | Conference Call Information

Delek US will hold a conference call to discuss its fourth quarter 2015 results on Friday, February 26, 2016 at 8:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 26, 2016 by dialing (855) 859-2056, passcode 28236908. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) fourth quarter earnings conference call that will be held on Friday, February 26, 2016 at 7:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 358 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Delek US Holdings, Inc. also owns approximately 48 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; changes in the scope, costs, and/or timing of capital and maintenance projects; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; the effect on our financial results by the financial results of Alon USA Energy, Inc., in which we hold a significant equity investment; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income or loss and adjusted net income or loss per share. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss and adjusted net income or loss per share should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss and adjusted net income or loss per share may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	December 31, 2015	December 31, 2014
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$302.2	$444.1
Accounts receivable	233.0	197.0
Accounts receivable from related parties	0.5	—
Inventories, net of lower of cost or market valuation	307.6	469.6
Other current assets	145.5	136.0
Total current assets	988.8	1,246.7
Property, plant and equipment:
Property, plant and equipment	2,100.1	1,952.9
Less: accumulated depreciation	(579.0)	(509.6)
Property, plant and equipment, net	1,521.1	1,443.3
Goodwill	74.4	73.9
Other intangibles, net	27.3	21.4
Equity method investments	605.2	—
Other non-current assets	108.1	103.4
Total assets	$3,324.9	$2,888.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$397.6	$476.7
Current portion of long-term debt and capital lease obligations	95.2	55.7
Obligation under Supply and Offtake Agreement	132.0	200.9
Accrued expenses and other current liabilities	134.9	122.9
Total current liabilities	759.7	856.2
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	880.5	531.6
Environmental liabilities, net of current portion	7.9	8.5
Asset retirement obligations	9.7	9.2
Deferred tax liabilities	247.9	266.3
Other non-current liabilities	65.3	18.5
Total non-current liabilities	1,211.3	834.1
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 66,946,721 shares and 60,637,525 shares issued at December 31, 2015 and December 31, 2014, respectively	0.7	0.6
Additional paid-in capital	639.2	395.1
Accumulated other comprehensive loss	(45.3)	(12.6)
Treasury stock, 4,809,701 shares and 3,365,561 shares, at cost, as of December 31, 2015 and December 31, 2014, respectively	(154.8)	(112.6)
Retained earnings	713.5	731.2
Non-controlling interest in subsidiaries	200.6	196.7
Total stockholders’ equity	1,353.9	1,198.4
Total liabilities and stockholders’ equity	$3,324.9	$2,888.7

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014
	(In millions, except share and per share data)
Net sales	$1,364.1	$1,761.7	$5,762.0	$8,324.3
Operating costs and expenses:
Cost of goods sold	1,215.7	1,528.4	5,015.6	7,315.2
Operating expenses	102.6	97.2	406.6	398.8
General and administrative expenses	24.9	35.8	126.0	133.4
Depreciation and amortization	36.6	29.5	134.0	111.5
Other operating income, net	(0.7)	(1.1)	(0.9)	(1.1)
Total operating costs and expenses	1,379.1	1,689.8	5,681.3	7,957.8
Operating (loss) income	(15.0)	71.9	80.7	366.5
Interest expense	15.2	10.9	58.3	40.6
Interest income	(0.2)	(0.4)	(1.1)	(0.8)
Loss (Income) from equity method investments	21.9	—	(2.0)	—
Other income, net	(0.6)	(0.8)	(1.6)	(0.9)
Total non-operating expenses, net	36.3	9.7	53.6	38.9
(Loss) Income before income tax (benefit) expense	(51.3)	62.2	27.1	327.6
Income tax (benefit) expense	(25.2)	16.9	(16.6)	101.6
Net (loss) income	(26.1)	45.3	43.7	226.0
Net income attributed to non-controlling interest	5.4	7.8	24.3	27.4
Net (loss) income attributable to Delek	$(31.5)	$37.5	$19.4	$198.6
Basic & diluted (loss) earnings per share:
Basic	$(0.51)	$0.65	$0.32	$3.38
Diluted	$(0.51)	$0.64	$0.32	$3.35
Weighted average common shares outstanding:
Basic	62,164,706	57,988,221	60,819,771	58,780,947
Diluted	62,164,706	58,490,859	61,320,570	59,355,120
Dividends declared per common share outstanding	$0.15	$0.25	$0.60	$1.00

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2015	2014
Cash Flow Data	(Unaudited)
Net cash provided by operating activities	$180.0	$329.8
Net cash used in investing activities	(460.4)	(302.3)
Net cash provided by financing activities	138.5	16.6
Net (decrease) increase in cash and cash equivalents	$(141.9)	$44.1

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended December 31, 2015
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$944.9	$73.2	$345.4	$0.6	$1,364.1
Intercompany fees and sales	123.5	35.8	—	(159.3)	—
Operating costs and expenses:
Cost of goods sold	999.8	71.0	296.2	(151.3)	1,215.7
Operating expenses	57.3	11.7	34.0	(0.4)	102.6
Segment contribution margin	$11.3	$26.3	$15.2	$(7.0)	45.8
General and administrative expenses					24.9
Depreciation and amortization					36.6
Other operating income					(0.7)
Operating loss					$(15.0)
Total assets	$1,895.7	$375.3	$445.0	$608.9	$3,324.9
Capital spending (excluding business combinations)	$17.7	$4.7	$10.0	$12.6	$45.0

	Three Months Ended December 31, 2014
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,195.1	$142.8	$424.0	$(0.2)	$1,761.7
Intercompany fees and sales	143.8	30.6	—	(174.4)	—
Operating costs and expenses:
Cost of goods sold	1,196.6	134.3	368.6	(171.1)	1,528.4
Operating expenses	52.3	9.9	33.4	1.6	97.2
Segment contribution margin	$90.0	$29.2	$22.0	$(5.1)	136.1
General and administrative expenses					35.8
Depreciation and amortization					29.5
Other operating income					(1.1)
Operating income					$71.9
Total assets	$1,937.7	$331.3	$447.1	$172.6	$2,888.7
Capital spending (excluding business combinations)	$43.9	$4.3	$6.2	$9.2	$63.6

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Year Ended December 31, 2015
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$3,820.8	$447.0	$1,490.2	$4.0	$5,762.0
Intercompany fees and sales	619.4	142.7	—	(762.1)	—
Operating costs and expenses:
Cost of goods sold	4,022.2	436.3	1,288.9	(731.8)	5,015.6
Operating expenses	225.4	44.9	137.6	(1.3)	406.6
Segment contribution margin	$192.6	$108.5	$63.7	$(25.0)	$339.8
General and administrative expenses					126.0
Depreciation and amortization					134.0
Other operating income					(0.9)
Operating income					$80.7
Capital spending (excluding business combinations)	$164.5	$18.6	$18.3	$17.2	$218.6

	Year Ended December 31, 2014
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$5,728.4	$726.7	$1,869.3	$(0.1)	$8,324.3
Intercompany fees and sales	622.1	114.6	—	(736.7)	—
Operating costs and expenses:
Cost of goods sold	5,664.8	697.2	1,671.5	(718.3)	7,315.2
Operating expenses	221.0	39.5	136.8	1.5	398.8
Segment contribution margin	$464.7	$104.6	$61.0	$(20.0)	$610.3
General and administrative expenses					133.4
Depreciation and amortization					111.5
Other operating income					(1.1)
Operating income					$366.5
Capital spending (excluding business combinations)	$199.1	$9.2	$26.2	$22.4	$256.9

Refining Segment	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Tyler Refinery	(Unaudited)
Days in period	92	92	365	365
Total sales volume (average barrels per day)(1)	70,867	65,967	61,640	65,263
Products manufactured (average barrels per day):
Gasoline	38,981	38,376	32,637	35,829
Diesel/Jet	27,131	26,424	24,307	25,713
Petrochemicals, LPG, NGLs	1,865	1,646	2,402	2,264
Other	1,575	1,749	1,358	1,717
Total production	69,552	68,195	60,704	65,523
Throughput (average barrels per day):
Crude oil	63,930	58,728	56,099	58,756
Other feedstocks	6,035	10,549	5,393	7,811
Total throughput	69,965	69,277	61,492	66,567
Per barrel of sales:
Tyler refining margin	$5.39	$11.85	$8.79	$16.71
Direct operating expenses	$4.34	$4.25	$4.52	$4.41

El Dorado Refinery
Days in period	92	92	365	365
Total sales volume (average barrels per day)(2)	80,881	78,599	81,577	77,369
Products manufactured (average barrels per day):
Gasoline	44,263	40,264	40,578	35,960
Diesel	28,288	28,150	28,213	27,716
Petrochemicals, LPG, NGLs	565	398	640	701
Asphalt	4,524	6,639	6,516	6,024
Other	1,197	946	1,859	885
Total production	78,837	76,397	77,806	71,286
Throughput (average barrels per day):
Crude oil	73,578	69,654	74,062	66,723
Other feedstocks	7,216	7,787	5,358	6,229
Total throughput	80,794	77,441	79,420	72,952
Per barrel of sales:
El Dorado refining margin	$3.01	$8.56	$7.10	$9.54
Direct operating expenses	$3.73	$3.52	$3.97	$3.94

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$42.15	$73.02	$48.84	$92.94
WTI — Midland crude oil (per barrel)	$41.74	$70.24	$48.54	$86.35
US Gulf Coast 5-3-2 crack spread (per barrel)	$8.78	$6.59	$14.68	$13.42
US Gulf Coast Unleaded Gasoline (per gallon)	$1.23	$1.81	$1.55	$2.49
Ultra low sulfur diesel (per gallon)	$1.29	$2.20	$1.58	$2.71
Natural gas (per MMBTU)	$2.11	$3.75	$2.61	$4.36

(1)
Sales volume includes 3,139 bpd and 3,693 bpd sold to the logistics segment during the three months and year ended December 31, 2015 and 1,033 bpd and 1,096 bpd in the three months and year ended December 31, 2014, respectively. Sales volume also includes sales of 0 bpd and 1,800 bpd of intermediate and finished products to the El Dorado refinery during the three months and year ended December 31, 2015 and 2,071 bpd and 3,324 bpd of intermediate and finished products to the El Dorado refinery in the three months and year ended December 31, 2014, respectively. Sales volume excludes 2 bpd and 1,635 bpd of wholesale activity during the three months and year ended December 31, 2015, respectively. There was no wholesale activity during the three months and year ended December 31, 2014.

(2)
Sales volume includes 3,702 bpd and 3,683 bpd of produced finished product sold to the retail segment during the three months and year ended December 31, 2015, respectively, and 4,102 bpd and 3,696 bpd during the three months and year ended December 31, 2014, respectively. Sales volume also includes 358 bpd and 1,744 bpd of produced finished product sold to the Tyler refinery during the three months and year ended December 31, 2015, respectively, and 2,178 bpd and 1,609 bpd during the three months and year ended December 31, 2014, respectively. Sales volume excludes 34,454 bpd and 28,057 bpd of wholesale activity during the three months and year ended December 31, 2015, respectively, and 15,395 bpd and 13,842 bpd of wholesale activity during the three months and year ended December 31, 2014, respectively.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (3)
$ in millions, except per share data
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Tyler (4)
Reported refining margin, $ per barrel	$5.39	$11.85	$8.79	$16.71
Adjustments:
Lower of cost or market charge (gain)	0.76	8.87	(0.24)	2.31
Hedging loss (gain)	(0.16)	(4.50)	0.22	(3.00)
Renewable bio credit allocated to refinery	0.67	0.60	0.19	0.15
Other inventory loss (gain)	0.76	(2.32)	1.08	(0.10)

Adjusted refining margin $/bbl	$7.42	$14.50	$10.04	$16.07

El Dorado (5)
Reported refining margin, $ per barrel	$3.01	$8.56	$7.10	$9.54
Adjustments:
Lower of cost or market charge (gain)	0.10	1.94	0.03	0.50
Hedging loss (gain)	0.41	(4.43)	0.19	(2.03)
Renewable bio credit allocated to refinery	0.67	0.60	0.17	0.15
Other inventory loss	0.40	0.74	0.89	1.75

Adjusted refining margin $/bbl	$4.59	$7.41	$8.38	$9.91

(3)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory, hedging (realized and unrealized) and other items. Delek US believes that the presentation of adjusted measures provide useful information to investors in assessing its results of operations. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(4)	Tyler adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - Approximately $(5.0) million and $(53.8) million of LCM valuation charges in the fourth quarter 2015 and 2014, respectively. The LCM valuation was a benefit of $5.5 million and a charge of $(55.0) million for 2015 and 2014, respectively.
Hedging affect - Total hedging gains of $1.0 million and $27.3 million occurred in the fourth quarter of 2015 and 2014, respectively. Total hedging was a loss of $(5.0) million and a gain of $71.4 million in 2015 and 2014, respectively.
Bio-diesel tax credit allocation - In the fourth quarter 2015 and 2014, as well as on an annual basis for 2015 and 2014, approximately $4.3 million and $3.7 million, respectively, related to the annual amount for a $1 per gallon bio-diesel tax credit that is included in the renewable portion of the refining segment was allocated to Tyler.

Other inventory - A charge of $(5.0) million and a benefit of $14.1 million in the fourth quarter 2015 and 2015, respectively. The other inventory effect was a charge of $(24.3) million and a benefit of $2.5 million in 2015 and 2014, respectively. This amount consists of last-in-first-out inventory valuation charge or benefit in the respective period.

(5)	El Dorado adjusted refining margins exclude the following items.
Lower of cost or market ("LCM") valuation - Approximately $(0.8) million and $(14.0) million of LCM valuation charges in the fourth quarter 2015 and 2014, respectively. The LCM valuation charge was $(0.8) million and $(14.0) million for 2015 and 2014, respectively.
Hedging affect - The total hedging affect was a loss of $(3.0) million and a gain of $32.0 million in the fourth quarter 2015 and 2014, respectively. Total hedging was a loss of $(5.7) million and a gain of $57.3 million in 2015 and 2014, respectively.
Bio-diesel tax credit allocation -In the fourth quarter 2015 and 2014, as well as on an annual basis for 2015 and 2014, approximately $5.0 million and $4.3 million, respectively, related to the annual amount for a $1 per gallon bio-diesel tax credit that is included in the renewable portion of the refining segment was allocated to El Dorado.
Other inventory - A charge of $(3.0) million and $(5.3) million in the fourth quarter 2015 and 2014, respectively. The other inventory effect was a charge of $(26.5) million and $(49.5) million in 2015 and 2014, respectively. This amount consists of first-in-first-out inventory valuation charge or benefit in the respective period.

Logistics Segment	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	54,342	50,303	54,960	47,906
Refined products pipelines to Enterprise Systems	60,549	56,343	57,366	53,461
SALA Gathering System	19,741	23,949	20,673	22,656
East Texas Crude Logistics System	8,613	10,863	18,828	7,361
El Dorado Rail Offloading Rack	—	—	981	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(6)	66,950	62,172	59,174	61,368
West Texas marketing throughputs (average bpd)	12,488	15,441	16,357	16,707
West Texas marketing margin per barrel	$1.05	$6.36	$1.35	$4.67
Terminalling throughputs (average bpd)(7)	114,136	100,396	106,514	96,801

(6)	Excludes jet fuel and petroleum coke

(7)
Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals. Throughputs at the El Dorado, Arkansas terminal are for the period from February 10, 2014 through December 31, 2015. Prior to February 10, 2014, the logistics segment did not record revenue for throughput at the El Dorado, Arkansas terminal. Throughputs for the Mount Pleasant Terminal are following its acquisition on October 1, 2014. Barrels per day are calculated for only the days we operated each terminal.

Retail Segment	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Number of stores (end of period)	358	365	358	365
Average number of stores	355	367	359	363
Retail fuel sales (thousands of gallons)	114,676	113,562	457,432	436,895
Average retail gallons per average number of stores (in thousands)	323	309	1,274	1,204
Retail fuel margin ($ per gallon)	$0.172	$0.238	$0.177	$0.190
Merchandise sales (in thousands)	$104,585	$101,284	$419,671	$401,420
Merchandise margin %	27.6%	27.5%	28.1%	28.0%
Change in same-store fuel gallons sold	1.5%	3.5%	2.3%	0.1%
Change in same-store merchandise sales	4.3%	4.3%	3.8%	3.4%

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions, except per share data
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net Income to Adjusted Income	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net (Loss) Income attributable to Delek	$(31.5)	$37.5	$19.4	$198.6

Adjustments, after tax(8)
Lower of cost or market inventory valuation charge (gain)	4.0	44.5	(2.8)	45.2
Alon goodwill impairment	12.2	—	12.2	—
Tyler asset impairment	1.4	—	1.4	—
Unrealized hedging loss (gain)	9.7	(11.8)	30.3	(32.2)

Total adjustments	$27.2	$32.6	$41.0	$13.0

Adjusted net (loss) income	$(4.3)	$70.1	$60.4	$211.6

Reported (loss) earnings per share	$(0.51)	$0.64	$0.32	$3.35

Adjustments, after tax (per share)(8)
Lower of cost or market inventory valuation charge (gain)	0.06	0.76	(0.05)	0.76
Alon goodwill impairment	0.20	—	0.20	—
Tyler asset impairment	0.02	—	0.02	—
Unrealized hedging loss (gain)	0.16	(0.20)	0.49	(0.54)

Total adjustments	0.44	0.56	0.66	0.22

Adjusted net (loss) income per share	$(0.07)	$1.20	$0.98	$3.57

(8)	A marginal income tax rate of 35 percent was applied to the adjusted items in the calculation of adjusted net income (loss) in all periods.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870